Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”), by and between George Deehan (“Executive”) and Sunset Financial Resources, Inc. (“the Company”), is effective as of October 3, 2005 (the “Effective Date”), and amends that certain Employment Agreement (the “Employment Agreement”) by and between the Executive and the Company dated as of August 8, 2005.

WHEREAS, the Company and the Executive desire to amend the Employment Agreement;

WHEREAS, this Amendment is permitted pursuant to Section 18 of the Employment Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is hereby amended as follows:

1. Amendment to Section 2(a). Section 2(a) of the Employment Agreement is hereby amended to read:

“Employment. Pursuant to the terms and subject to the conditions of this Agreement, the Company agrees to employ the Executive during the Employment Term (as defined below) as President and Chief Executive Officer of the Company, and the Executive accepts such employment.”

2. Amendment to Section 5(b). The following language shall be added to the bottom of Section 5.2(b):

“Executive shall be entitled to receive an additional bonus in the amount of $100,000.00, payable upon the earlier of the date (i) the Company’s stock has traded at or above book value for a period of twenty (20) consecutive days or (ii) an individual or entity purchases all or substantially all of the Company’s stock or assets for a price that is equal to or greater than book value. In the event that neither event referenced in (i) or (ii) above occurs during the Employment Term, Executive shall not be entitled to any bonus under this provision.”

The remainder of the provisions set forth under Section 5(b) of the Employment Agreement shall remain unchanged and in full force and effect.

3. Amendment to Section 5(e). The second sentence of Section 5(e) of the Employment Agreement is hereby amended to read:

“Additionally, upon the occurrence of the earlier of (i) the date the Company’s stock has traded at or above book value for a period of twenty

(20) consecutive days or (ii) the date an individual or entity purchases all or substantially all of the Company’s stock or assets for a price that is equal to or greater than book value, Executive shall receive an award of 20,000 shares of restricted stock under the Plan, which shares shall be fully vested upon granting. In the event that neither event referenced in (i) or (ii) above occurs during the Employment Term, Executive shall not be entitled to any additional award of restricted stock under this provision.

The remainder of the provisions set forth under Section 5(e) of the Employment Agreement shall remain unchanged and in full force and effect.

4. All other provisions of the Employment Agreement shall remain unchanged and in full force and effect.

If you agree to the terms of this Amendment, please sign in the space indicated below. We encourage you to consult with any advisors you choose prior to signing.

SUNSET FINANCIAL RESOURCES, INC.

By:	/s/ Stacy Riffe
Name:	Stacy Riffe
Title:	October 3, 2005

AGREED AND ACCEPTED:

/s/ George Deehan
George Deehan

George Deehan

Dated: October 3, 2005

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